Exhibit 99.1

Community Bank Shares of Indiana, Inc. reports 3rd quarter net income available to common shareholders of $2.2 million, or $0.63 per diluted common share, and 4th quarter dividend

New Albany, Ind., (October 27, 2014) – Community Bank Shares of Indiana, Inc. (NASDAQ: CBIN), the holding company for Your Community Bank and The Scott County State Bank, reported third quarter net income available to common shareholders of $2.2 million and earnings per diluted common share of $0.63, an increase of 8.2% and 5.0% from the same periods in 2013, respectively. The Company, which operates 23 branches in Kentucky and Indiana, also announced today that on October 21, 2014, its board of directors declared a quarterly cash dividend on the Company’s common stock of $0.12 per share payable on November 28, 2014 to shareholders of record at the close of business on November 10, 2014.

Third Quarter of 2014 Highlights:

•	Net income available to common shareholders was $2.2 million.

•	Tangible book value per common share of $19.66 as of September 30, 2014.

•	Fully tax equivalent net interest margin was 4.23%, a decrease from 4.47% for the same period in 2013; net interest income was $8.2 million for both periods.

•	Provision for loan losses was $166,000, an increase from $75,000 for the same quarter in 2013.

•	Non-interest income increased to $1.7 million for the third quarter of 2014 compared to $1.6 million in 2013.

•	Non-interest expense decreased to $6.9 million in the third quarter of 2014 from $7.0 million in 2013. The reduction was due to a net gain on sales of foreclosed and repossessed assets of $148,000 for the third quarter of 2014 compared to net losses of $205,000 in 2013. During the third quarter of 2014, the Company recognized $188,000 of expense associated with its pending acquisition of First Financial Service Corporation and its subsidiary bank, First Federal Savings Bank of Elizabethtown. Acquisition expenses primarily consist of legal, accounting, and investment banking fees associated with the preparation and review of the acquisition agreement, regulatory applications, and registration of the Company’s shares to be issued in conjunction with the transaction.

“Our third quarter success was driven by ongoing improvements in credit quality resulting in lower provision for loan losses as well as growth in our loan portfolio,” stated James Rickard, President and Chief Executive Officer. “Amid the current interest rate environment, we have been able to maintain our taxable equivalent net interest margin above 4% for the first nine months of the year which has also bolstered our results. We remain focused on expanding our banking franchise while continuing to increase shareholder value.”

The following points summarize significant financial information for the nine months ended September 30, 2014:

•	Net income available to common shareholders was $6.2 million, or $1.80 per diluted common share, as compared to $5.6 million and $1.67 for 2013.

•	Fully tax equivalent net interest margin was 4.17% compared to 4.26% for 2013. Net interest income increased to $23.6 million from $23.2 million over the same period.

•	Provision for loan losses was $638,000 as compared to $2.8 million in 2013. The decrease was due to a $2.0 provision recorded for one commercial land development relationship in 2013 that was not repeated in 2014. During the fourth quarter of 2013, the Company charged off the $2.0 million allocated allowance for the credit. As of September 30, 2014, the loan had a remaining balance of $814,000 and was included in the Company’s non-accrual loans as of the same date. Currently, the Company does not have an allowance allocated for this credit but continues to monitor the value of the underlying collateral while seeking a resolution.

•	Non-interest income declined to $4.9 million for the first nine months of 2014 from $7.0 million in 2013. The Company recorded a bargain purchase gain of $1.9 million in the second quarter of 2013 that was not repeated in 2014.

•	Non-interest expenses increased in 2014 to $19.9 million from $19.8 million primarily due to expenses related to the pending acquisition of First Financial Service Corporation. For the nine months ended September 30, 2014, the Company incurred $557,000 of acquisition expenses.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	September 30,		June 30,
	2014	2013	2014
	(In thousands, except per share data)

Interest income	$8,630	$8,732	$8,410
Interest expense	456	504	473
Net interest income	8,174	8,228	7,937
Provision for loan losses	166	75	190
Non-interest income	1,699	1,580	1,540
Non-interest expense	6,857	7,034	6,529
Income before income taxes	2,850	2,699	2,758
Income tax expense	534	439	610
Net income	$2,316	$2,260	$2,148
Preferred stock dividends	(110)	(221)	(109)
Net income available to common shareholders	$2,206	$2,039	$2,039
Basic earnings per common share	$0.64	$0.60	$0.59
Diluted earnings per common share	$0.63	$0.60	$0.59

	Nine Months Ended
	September 30,
	2014	2013
	(In thousands, except per share data)

Interest income	$25,041	$24,831
Interest expense	1,405	1,681
Net interest income	23,636	23,150
Provision for loan losses	638	2,792
Non-interest income	4,916	6,973
Non-interest expense	19,937	19,831
Income before income taxes	7,977	7,500
Income tax expense	1,401	1,129
Net income	$6,576	$6,371
Preferred stock dividends	(329)	(730)
Net income available to common shareholders	$6,247	$5,641
Basic earnings per common share	$1.82	$1.67
Diluted earnings per common share	$1.80	$1.67

Credit quality metrics are as follows (in thousands):

	As of
	September 30, 2014	June 30, 2014	September 30, 2013

Loans on non-accrual status	$9,209	$9,589	$11,208
Loans past due 90 days or more and still accruing	55	-	-
Foreclosed and repossessed assets	4,677	6,029	9,557
Total non-performing assets	$13,941	$15,618	$20,765

Non-performing assets to total assets	1.61%	1.78%	2.50%
Allowance for Loan Losses to Total Loans	1.31	1.44	1.73

The Company’s unaudited condensed consolidated balance sheets are as follows:

	September 30, 2014	December 31, 2013
	(In thousands)
ASSETS
Cash and due from financial institutions	$14,540	$15,393
Interest-bearing deposits in other financial institutions	5,655	10,896
Securities available for sale	202,174	195,327
Loans held for sale	-	68
Loans, net of allowance for loan losses of $7,784 and $8,009	585,340	552,926
Federal Home Loan Bank and Federal Reserve stock	5,964	5,955
Accrued interest receivable	3,028	3,149
Premises and equipment, net	17,986	18,557
Cash surrender value of life insurance	21,887	21,386
Other intangible assets	759	1,004
Foreclosed and repossessed assets	4,677	5,988
Other assets	3,945	16,086
Total Assets	$865,955	$846,735

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$187,592	$187,207
Interest-bearing	467,619	456,418
Total deposits	655,211	643,625
Other borrowings	37,070	45,722
Federal Home Loan Bank advances	55,000	50,000
Subordinated debentures	17,000	17,000
Accrued interest payable	87	106
Other liabilities	5,099	1,943
Total liabilities	769,467	758,396

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	96,488	88,339
Total Liabilities and Stockholders’ Equity	$865,955	$846,735

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. is a bank holding company headquartered in New Albany, Indiana. It includes two wholly owned, state-chartered subsidiary banks, Your Community Bank and The Scott County State Bank. The Company operates 23 branch offices in Indiana and Kentucky. The Banks are engaged primarily in the business of attracting deposits from the general public and using such funds for the origination of commercial business and real estate loans and secured consumer loans such as home equity lines of credit, automobile loans, and recreational vehicle loans. Additionally, the Banks originate and sell into the secondary market mortgage loans for the purchase of single-family homes. For more information visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2013 Form 10-K and subsequent 10-Q filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375